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                                                                EXHIBIT 23.6



                     CONSENT OF THE CARSON MEDLIN COMPANY





We hereby consent to the inclusion as Appendix D to the Proxy Statement constituting part of the Registration Statement on Form S-4 of LSB Bancshares, Inc. of our letter to the Board of Directors of LSB Bancshares, Inc. and to the references made to such letter and to the firm in such Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                /s/ The Carson Medlin Co.

                                                THE CARSON MEDLIN COMPANY

Raleigh, North Carolina
June 27, 1997